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                                                                   Exhibit 10.18

                              AMENDMENT AGREEMENT
                              -------------------

     This Amendment Agreement is made and entered into as of the 28th day of September, 1994, by and between Higher Education Group, Inc., a Colorado corporation ("HEG"), and Jones Education Networks, Inc., a Colorado corporation ("Jones").

                                   Recitals
                                   --------

     A. HEG and Jones are parties to that certain Representation Agreement, dated July 15, 1994 (the "Representation Agreement"). HEG has proposed the distribution of the Jones Programming through Space Vision, Inc. of Taipei, Taiwan, a corporation formed and existing under the laws of the Republic of China ("Space Vision")

     B. Jones is, on this date, entering into a Programming Distribution Agreement with Space Vision, a copy of which is attached hereto as Exhibit A
                                                                   ---------
(the "Space Vision Agreement"). Pursuant to the Space Vision Agreement, Jones is granting to Space Vision the exclusive right to distribute the Jones Programming in the Territory for a limited term.

     C. In order to proceed with the Space Vision Agreement, Jones and HEG have agreed to amend certain provisions of the Representation Agreement, as set forth below.

     D. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed in the Representation Agreement.

                                  Agreements
                                  ----------

     Therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and subject to the terms and conditions set forth below, the parties agree as follows:

     1. To permit Jones to enter into the Space Vision Agreement, HEG hereby relinquishes its rights under the Representation Agreement to distribute the Jones Programming in the Territory. If the Space Vision Agreement terminates, expires, is amended by Space Vision and Jones without the prior approval of HEG, or is otherwise nullified or set aside, HEG shall automatically be restored to its full rights of exclusive distribution in the Territory as set forth
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in the Representation Agreement, subject to the termination provisions set forth in Section 7 of the Representation Agreement, as amended by this Agreement.

     2. Subsection (a) of Section 4 of the Representation Agreement is hereby deleted in its entirety and replaced with the following:

     "(a) HEG shall use its best efforts to secure Programming Distribution Agreements, in the form attached hereto as Exhibit B, from cable television
                                                ---------
     operators or cable programming distributors in the Territory. HEG shall have no authority to make or commit to make any changes to the form of Programming Distribution Agreement attached hereto as Exhibit B without the
                                                           ---------
     prior written approval of Jones. Cable television operators or cable programming distributors in the Territory which execute a Programming Distribution Agreement are referred to in this Agreement as "Distributors"."

     3. Section 4 of the Representation Agreement is hereby further amended by adding the following new subsection:

     "(f) HEG shall reimburse Jones for 25% of its actual expenditures, on a cash basis, for subtitling in Mandarin Chinese the Jones Programming as required by the Space Vision Agreement; provided, however, that (i) HEG shall only be obligated to pay the lesser of the actual costs incurred by Jones or the cost of the equivalent subtitling services as available on a commercially reasonable basis from outside sources, and (ii) HEG shall only be obligated to pay for the subtitling of videotapes actually delivered pursuant to the Space Vision Agreement. HEG acknowledges and agrees that it will obtain no ownership or other interest in the subtitling or the Jones Programming by reason of this reimbursement or any other provision of this Agreement."

     4. For as long, and only as long, as the Jones Programming is distributed in the Territory by a cable programming distributor, including but not limited to Space Vision,, the parties agree that Jones need not comply with the obligations set forth in subsections (a) and (c) of Section 5 of the Representation Agreement.

     5. For as long, and only as long, as the Jones Programming is distributed in the Territory by a cable programming distributor, including but not

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limited to Space Vision, subsection (a) of Section 6 of the Representation
Agreement is amended to read as follows:

     "(a) Within 45 days after the end of each calendar month, HEG shall be entitled to receive a fee from Jones equal to 46.679% of the Net Revenues (as hereinafter defined) generated from the distribution of the Jones Programming under this Agreement; provided, however, that (i) the fee shall equal 41.679% of any Net Revenues generated in the 1996 calendar year, and
     (ii) Jones shall pay to HEG $67,882.37 within 15 days of receiving from Space Vision the advance payment required under the Space Vision Agreement, which is due on or about October 15, 1994 (with final reconciliation of HEG's fee with respect to such revenue to occur on or before May 15, 1995). For purposes of this Section 6(a), the term "Net Revenues" shall mean all cash or other property directly or indirectly received from a cable programming distributor for distribution of the Jones Programming in the Territory, less the sum of (i) the direct costs of providing any marketing, pre-launch or launch support required under the terms of the Space Vision Agreement or approved in writing by HEG (including $5,380 in support provided by Jones prior to the date of this Amendment Agreement), and (ii) the direct costs incurred by Jones in connection with the production of the Jones Programming, including but not limited to the materials and labor costs of preparing the master videotapes of the Jones Programming and shipping the master videotapes to the point of delivery (but excluding subtitling costs, which are covered by Section 4(f)), provided that, with respect to the Space Vision Agreement, the deduction for all such production costs (excluding subtitling costs) shall not exceed an amount equal to the following percentages of the cash or other property received from Space Vision under the Space Vision Agreement during the designated period: in 1994 and 1995, 13.2% of the amount paid or payable in 1994 and 1995; in 1996, 8% of the amount paid or payable in 1996; in 1997, 8% of the amount paid or payable in 1997; in 1998, 7.5% of the amount paid or payable in 1998; and in 1999, 7.5% of the amount paid or payable in 1999."

     6. Subsection (b) of Section 6 of the Representation Agreement is hereby deleted in its entirety and replaced with the following:

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     "(b)  Except as otherwise provided in this Agreement, all expenses incurred by HEG or Jones in connection with the performance of their respective obligations under this Agreement shall be and remain the sole responsibility of the party incurring such expenses."

     7. The parties hereby waive any right they may have to terminate the Representation Agreement pursuant to subsection (b) of Section 7.

     8. Section 7 is hereby amended by adding new subsections (d) and (e), as follows:

         "(d) On or before December 31, 1994, the parties will agree upon mutually acceptable, semi-annual performance standards with respect to the activities described in Section 8 of this Agreement. Notwithstanding anything to the contrary in this Agreement, either Jones or HEG may terminate this Agreement upon at least 60 days written notice to the other if (i) the parties are unable to agree upon mutually acceptable performance standards by December 31, 1994, or (ii) any agreed-upon performance standard is not achieved notwithstanding the reasonable and good faith efforts of the party wishing to terminate this Agreement, and provided that there is also a reasonable expectation that the ensuing performance standard cannot be achieved. If this Agreement is terminated pursuant to this subsection (d), the compensation provisions of Section 6(a) shall nonetheless survive.

     (e) Notwithstanding anything to the contrary in this Agreement, Jones may terminate this Agreement immediately upon written notice to HEG if at any time during the term of this Agreement (i) Space Vision is no longer distributing the Jones Programming in the Territory pursuant to the Space Vision Agreement or any replacement or successor agreement between Jones and Space Vision relating to the distribution of the Jones Programming in the Territory (a "New Space Vision Agreement"), and (ii) within 120 days of the expiration or termination of the Space Vision Agreement or a New Space Vision Agreement, HEG is unable to secure (A) an executed Programming Distribution Agreement, in the form attached hereto as Exhibit B, from one
                                                            ---------
     or more cable television operators in the Territory, and/or (B) an

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     executed distribution agreement in the form of the Space Vision Agreement from one or more cable programming distributors in the Territory (other than Space Vision), providing aggregate distribution of the Jones Programming to the following minimum number of subscribers in the Territory at a minimum monthly fee of USD 0.37 per subscriber:

                Applicable Calendar Year    Minimum Number
                ------------------------    --------------
                                            of Subscribers
                                            --------------
                     1995                   200,000
                     1996                   300,000
                     1997                   350,000
                     1998                   425,000
                     1999                   500,000

     In the event this Agreement is terminated pursuant to this subsection (e), Jones shall not enter into any agreement with Space Vision regarding the distribution of the Jones Programming in the Territory for a period of one year."

     9. Section 8 of the Representation Agreement is hereby deleted in its entirety and replaced with the following:

     "8.  Additional Activities in the Territory.
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     (a) Jones shall immediately commence good faith efforts to identify and enter into agreements with educational institutions to offer student certificate and degree programs in the Territory in connection with the Jones Programming; provided, however, that Jones shall have no obligation to enter into any agreement that would require Jones to expend or commit to expend any of its own funds or resources to develop or produce any new programming or to revise or modify any existing programming (except for the subtitling of such programming as provided herein). In connection therewith, HEG, through its affiliated company, American Higher Education Centers, Inc. ("AHEC") or its successor, shall operate, at its own expense and under license from Jones, an educational student service center in Taipei, Taiwan. The Taiwan student center shall be reflective of, in concept and function, the Jones student center in Englewood, Colorado (the "Jones Student Center"), to the extent reasonably necessary under the


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     circumstances; provided, however that AHEC shall have no obligation to provide hardware, software or equipment that is not readily available or is proprietary to Jones. HEG acknowledges and agrees that the Jones Student Center was developed and refined by Jones at considerable expense over a significant period of time. Accordingly, Jones is granting to HEG hereby only a license to operate a Jones Student Center in Taiwan during the term of this Agreement, and no ownership or control over the materials, ideas, formats, concepts, computer software or other rights of whatever nature related to the Jones Student Center are conveyed hereby. Upon the termination or expiration of this Agreement, HEG shall immediately deliver to Jones all copies, in whatever written or electronic form or format, of all Mind Extension University student lists, records and other data and documents related to the operation of the Jones Taiwan Student Center, in addition to any equipment, materials, or intellectual property conveyed by Jones to HEG during the term of this Agreement.

     Within 45 days after the end of each calendar month, HEG shall be entitled to receive a fee from Jones equal to 50% of the Net Revenues (as hereinafter defined) generated from certificate and degree programs and any services ancillary thereto. For purposes of this Section 8(a), the term "Net Revenues" shall mean all revenues directly or indirectly received for tuition and fees from enrollment of students in courses delivered by means of the Jones Programming and products and services derived from the Jones Programming (including videotapes), less the amount required, if any, to be paid to the educational institution sponsoring or providing such courses or the credit for such courses, provided that if the educational institution is an affiliate of Jones, the amount to be paid shall not exceed the amount that is typically paid to unaffiliated institutions of the same type for the same type of courses, credit, services or products.

     (b) "Jones hereby appoints HEG as its exclusive agent for the sale of advertising avails in connection with the distribution of the Jones Programming in the Territory; provided, however, that Jones shall retain the right to sell any unsold advertising avails. The foregoing appointment shall expire upon the expiration or termination of the Space Vision Agreement. Jones shall advise HEG of advertising production standards, advertising rates and

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     discounts, the advertising inventory and the production schedule for the
     Jones Programming from time to time as soon as such information is available. HEG shall provide a video tape of any commercial sold in BETACAM NTSC format to Jones at its offices in Englewood, Colorado, in accordance with the production schedule provided by Jones. Jones shall pay HEG a commission of 37.5% of the gross revenues derived and collected from the sale of advertising in connection with the Jones Programming distributed in the Territory. Jones shall pay advertising commissions to HEG on a monthly basis. HEG shall be responsible for the payment of any advertising agency commissions or fees. The parties agree that all advertising-related activities shall be conducted in accordance with applicable Taiwanese law.

     10. The Representation Agreement, as amended by this Amendment Agreement, may be assigned by HEG to a subsidiary of HEG or a company that is controlled by David J. Figuli, so long as (i) the assignee agrees in writing to assume the obligations of HEG under the Representation Agreement, and (ii) HEG unconditionally guarantees the performance of such subsidiary or company.

     11. Except as provided in this Amendment Agreement, the terms of the Representation Agreement shall remain unmodified, unamended and in full force and effect.

     The parties hereto have executed this Amendment Agreement effective as of the date first set forth above.

                                     HIGHER EDUCATION GROUP, INC.


                                     By:  /s/ David J. Figuli
                                          -------------------
                                          David J. Figuli
                                          President

                                     JONES EDUCATION NETWORKS, INC.


                                     By:  /s/ Gregory J. Liptak
                                          ---------------------
                                          Gregory J. Liptak
                                          Group President/Global Distribution

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